Exhibit 99.1

Cambium Networks receives Nasdaq Staff Determination Letter; Will Seek Hearing & Continued Listing

HOFFMAN ESTATES, IL, October 16, 2025 – Cambium Networks Corporation (“Cambium Networks” or the “Company”) (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on October 10, 2025, it received a staff determination letter (“Staff Determination Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company's Ordinary Shares are now subject to delisting from The Nasdaq Global Market.

As previously disclosed, the Company received a deficiency letter from the Staff on April 10, 2025 notifying the Company that, for 30 consecutive business days, the bid price for the Company's Ordinary Shares closed below the $1.00 per share minimum bid price requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). As the Company did not regain compliance with the Minimum Bid Price Requirement by October 7, 2025, the 180-calendar day grace period set forth by Listing Rule 5810(c)(3)(A), the Company's securities are now subject to delisting from The Nasdaq Global Market. The Staff Determination Letter has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company's securities.

Additionally, as previously disclosed, the Company received deficiency letters from the Staff on April 16, 2025, May 22, 2025 and August 25, 2025 that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Rule”), since the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Reports on Forms 10-Q for the periods ended March 31, 2025, and June 30, 2025, respectively (collectively, the “Delinquent Filings”), with the U.S. Securities and Exchange Commission (the “SEC”). The Staff had granted an extension of time until October 13, 2025 for the Company to regain compliance with the Filing Rule. On September 9, 2025, the Company notified the Staff that it would not be able to regain compliance with the Filing Rule by October 13, 2025. Pursuant to Listing Rule 5810(c)(2), these Delinquent Filings serve as a separate and additional bases for delisting.

Accordingly, and as described in the Staff Determination Letter, the Company intends to timely request a hearing before the Nasdaq Hearings Panel (the “Hearings Panel”) with regard to the Minimum Bid Price Requirement and the Delinquent Filings, pursuant to the procedures as set forth in the Nasdaq Listing Rule 5800 Series. A request for a hearing regarding one or more delinquent filings will automatically stay the suspension of the Company's securities for a period of 15 calendar days from the date of the hearing request. When the Company requests a hearing, it may also request a stay of the suspension, pending the hearing.

A Hearings Panel will review the request for an extended stay and notify the Company of its conclusion no later than 15 days following the deadline to request the hearing. There can be no assurance that the Hearings Panel will grant any of the Company's requests for additional time. In the unlikely event that Nasdaq is not able to rule on the stay of a suspension prior to the expiration of the automatic stay, it has been Nasdaq's practice to take no action until a Hearings Panel is able to make a ruling on the extended stay request. Once the Hearings Panel makes a ruling on the extended stay, the Company intends to make a subsequent announcement.

Exhibit 99.1

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based upon the Company’s current assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the Company’s ability to return to and maintain compliance with Nasdaq continued listing standards and whether Nasdaq will grant the Company any relief from delisting. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained herein speak only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com